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                     December 20, 2023

       Kory Wentworth
       Chief Financial Officer
       Entrada Therapeutics, Inc.
       One Design Center Place
       Suite 17-500
       Boston, MA 02210

                                                        Re: Entrada
Therapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 6, 2023
                                                            File No. 001-40969

       Dear Kory Wentworth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences